Exhibit 99.1

Frank Witney Joins Cerus Board of Directors

CONCORD, Calif.—(BUSINESS WIRE) — March 25, 2014 — Cerus Corporation (NASDAQ: CERS) announced today that Dr. Frank Witney, president and chief executive officer of Affymetrix, has joined its board of directors and the compensation committee. Dr. Witney joins the board with over 30 years of experience in the life science industry, specifically focused on corporate strategy and commercialization of products in the life science tools and diagnostics space. Dr. Witney will be filling the board seat recently left vacant by B.J. Cassin upon his retirement from the board on December 31, 2013.

“On behalf of the management team and board of directors, I am delighted to welcome Dr. Witney to Cerus,” said Obi Greenman, president and chief executive officer of Cerus Corporation. “His extensive commercial experience in the life science space will serve as a valuable asset to the Company as we prepare for a possible launch of our INTERCEPT platelet and plasma products in the U.S.”

Prior to his current position at Affymetrix, Dr. Witney served as president and chief executive officer of Dionex Corp. from April 2009 through its $2.1 billion sale to Thermo Fisher Scientific Inc. in May 2011. Dr. Witney served as the executive vice president and chief commercial officer of Affymetrix until April 2009, following Affymetrix’s acquisition of Panomics, Inc., where he had been president and chief executive officer since July 2002. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and a B.S. in Microbiology from the University of Illinois.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to a potential commercial launch of the INTERCEPT Blood System for platelets and plasma in the U.S.. These forward-looking statements are based upon the company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the uncertain and time-consuming and regulatory process, including the risk that Cerus may encounter unanticipated difficulties complying with the prescribed submission timing or other modular PMA requirements related to the INTERCEPT Blood System for plasma or for platelets or that Cerus‘ PMA submissions might not be approved by the FDA in a timely manner or at all, risks associated with the commercialization and market acceptance of the INTERCEPT Blood System, as well as other risks detailed in the Cerus’ filings with, the Securities and Exchange Commission (SEC), including in Cerus’ annual report on Form 10-K for the quarter ended December 31, 2013, filed with the SEC on March 7, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Contact:

Lainie Corten

Sr Director, Global Marketing & Investor Relations

Cerus Corporation

(925) 288-6319